Exhibit 21


                SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT
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          The Company has seven wholly-owned subsidiaries, each of
     which is included in the consolidated financial statements of the Company:

          (a) Blackhawk Collision Repair Inc., a Wisconsin corporation

          (b)  Blackhawk Automotive Ltd., a British corporation

          (c)  Blackhawk GmbH, a German corporation

          (d)  Blackhawk Italia Srl, an Italian corporation

          (e)  Blackhawk S.A., a French corporation

          (f)  Blackhawk S.A., a Swiss corporation

          (g) HWC Export Sales Corporation, a Barbados corporation incorporated January 3, 1989, for the purpose of qualifying as a Foreign Sales Corporation (FSC) under applicable Internal Revenue Code provisions.